CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to incorporation by reference in the Prospectus/Proxy Statement and the use in the Statement of Additional Information constituting parts of this Registration on Form N-14 (the "Registration Statement") of our reports dated December 13, 2002 relating to the financial statements and financial highlights of John Hancock International Fund, John Hancock Global Fund and John Hancock European Equity Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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Boston, Massachusetts
January 21, 2003